Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT dated as of June 24, 2015 (this “Third Amendment”), is made by and among WIRECO WORLDGROUP INC., a Delaware corporation (the “U.S. Borrower”), WRCA (LUXEMBOURG) HOLDINGS S.Á R.L., a société à responsabilité limitée incorporated under the laws of Luxembourg, with its registered office at 412F, Route d’Esch L-1030 Luxembourg, whose registration number with the Luxembourg Register of Commerce and Companies is B124385 and whose corporate capital amounts to $19,500 (the “Lux Borrower” and, together with the U.S. Borrower, the “Borrowers”), WIRECO WORLDGROUP (CAYMAN) INC., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), each of the other Persons party hereto designated as a Loan Party (the “Loan Parties”), Lenders party hereto, FIFTH THIRD BANK, in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”) and as joint lead arranger, with JPMORGAN SECURITIES LLC, as joint lead arranger and bookrunner (in such capacity, the “Lead Arranger”, and together with Fifth Third Bank in its capacity as joint lead arranger, the “Joint Lead Arrangers”).

RECITALS:
WHEREAS, reference is made to the Credit Agreement dated as of July 12, 2012 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), by and among the Borrowers, Holdings, the lenders and agents from time to time party thereto, the Administrative Agent and the other Agents named therein;
WHEREAS, the Borrowers have requested that certain amendments and modifications to the Credit Agreement be effected as described herein; and
WHEREAS, Lenders constituting Required Lenders and the Administrative Agent are willing to agree to this Third Amendment on the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1.    Defined Terms. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
SECTION 2.    Amendments to Credit Agreement. The Credit Agreement is hereby amended effective as of the satisfaction or waiver of the conditions precedent set forth in Section 3 as follows:
(a)    Section 1.01 of the Credit Agreement is hereby amended to add the following definitions thereto in appropriate alphabetical order:
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any of the Loan Parties from time to time concerning or relating to bribery or corruption.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time or any successor statute.
“Excluded Swap Obligation” means, with respect to any Subsidiary Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Subsidiary Loan

Party of, or the grant by such Subsidiary Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Loan Party’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Subsidiary Loan Party or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (on the Third Amendment Effective Date: Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.
“Swap Obligation” means, with respect to any Subsidiary Loan Party, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Third Amendment Effective Date” means June 24, 2015.
(b)    The definitions of “Federal Funds Effective Rate”, “LIBO Rate”, and “Secured Hedging Agreements” in Section 1.01 of the Credit Agreement are hereby amended by replacing such definitions in their entirety as follows:
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that if such Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the page of the Reuters screen which displays the London interbank offered rate as administered by ICE Benchmark Administration or any successor entity (such page currently being LIBOR01) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period; provided that if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the arithmetic mean of the rates at which dollar deposits in amounts approximately equal to the amount of each Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London offices of three or more major banks selected by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if such LIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Secured Hedging Agreements” means (i) each interest rate Hedging Agreement entered into with any counterparty that was the Administrative Agent or a Lender or Arranger or an Affiliate of the Administrative Agent, a Lender or Arranger at the time such Hedging Agreement was entered into (unless such counterparty agrees with the Borrowers not to be secured by the Collateral under the Loan Documents), and (ii) each other type of Hedging Agreement entered into with any counterparty that was the Administrative Agent, a Lender or Arranger or an Affiliate of the Administrative Agent, a Lender or Arranger at the time such Hedging Agreement was entered into that is designated by the Borrowers to be a Hedging Agreement secured by the Collateral created under the Loan Documents; provided that, to the extent that, and only to the extent that, any Hedging Agreement constitutes an Excluded Swap Obligation it shall not constitute a Secured Hedging Agreement with respect to the applicable Subsidiary Loan Party.
(c)    The reference to “$125,000,000” in Section 2.01(b)(ii)(a) of the Credit Agreement is hereby amended by deleting such reference and replacing it with “$75,000,000”.
(d)    The reference to “2.75:1.00” in Section 2.01(b)(ii)(b) of the Credit Agreement is hereby amended by deleting such reference and replacing it with “2.25:1.00”.
(e)    The Credit Agreement is hereby amended by adding the following Section 3.23 to the end of Article III thereof immediately after existing Section 3.22 of the Credit Agreement:
SECTION 3.23. Anti-Corruption Laws and Sanctions. The Loan Parties have implemented and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Loan Parties and, to the knowledge of the Loan Parties, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of the Loan Parties or, to the knowledge of the Loan Parties, any of their respective directors, officers, employees, or, any agent of any Loan Party that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(f)    Section 5.09 of the Credit Agreement is hereby amended by adding the following clause (f) to the end thereof immediately after clause (e) therein:
(f)    The Parent and the Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(g)    Section 6.11 of the Credit Agreement is hereby amended by replacing clause (b) thereof in its entirety as follows:
(b)     The Parent and the Borrowers will not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than the correlative ratio indicated below:

Fiscal Quarter	Interest Coverage Ratio
June 30, 2015	1.5:1.00
September 30, 2015	1.5:1.00
December 31, 2015	1.5:1.00
March 31, 2016	1.5:1.00
June 30, 2016 and thereafter	1.5:1.00
(h)The Credit Agreement is hereby amended by replacing Section 6.14 therein in its entirety as follows:
SECTION 6.14. Use of Proceeds. Neither Borrower will knowingly request any Borrowing or Letter of Credit, and no Loan Party shall directly or knowingly indirectly use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(i)    Section 9.15 of the Credit Agreement is hereby amended by replacing the last sentence therein with the following sentence:
Each Loan Party agrees that it will not claim that any of the Administrative Agent, the Collateral Agent, the Arrangers or the Lenders has rendered advisory services of any nature or respect or owes a fiduciary or similar duty to such Loan Party in connection with such transactions or the process leading thereto.

SECTION 3.    Conditions Precedent to Third Amendment. This Third Amendment shall become effective only upon the satisfaction or waiver of the following conditions precedent:
(a)    The Administrative Agent shall have received a counterpart signature page of this Third Amendment duly executed by each of the U.S. Borrower, the Lux Borrower, Parent, each other Loan Party party hereto, the Administrative Agent and Lenders representing the Required Lenders.
(b)    The Administrative Agent shall have received for the account of each Lender that executes and delivers this Third Amendment prior to 4:00 p.m. New York time on June 18, 2015, a cash fee in the amount of .25% of such Lender’s aggregate Term Loans and Revolving Facility Exposure on such date.
(c)    The Administrative Agent shall have received on or prior to the Third Amendment Effective Date all fees, premiums (if any) and other amounts due and payable under the Loan Documents, including, reimbursement or other payment, to the extent invoiced, of all out-of-pocket expenses (including reasonable fees, charges and disbursements of Hahn & Hessen LLP, Chapman & Cutler LLP and each local counsel to the Administrative Agent and Joint Lead Arrangers) required to be reimbursed or paid by the Borrowers hereunder or otherwise in connection with the Credit Agreement and the Third Amendment.
(d)    The Lead Arranger shall have received on or prior to the Third Amendment Effective Date all fees and other amounts due and payable under the Fee Letter between the U.S. Borrower and the Lead Arranger and the Fee Letter between the U.S. Borrower and the Administrative Agent, each dated May 28, 2015.
(e)    The Administrative Agent shall have received a certificate signed by the Chief Financial Officer of the U.S. Borrower, certifying on behalf of the U.S. Borrower that (A) the representations and warranties of the Borrowers and each other Loan Party contained in Article III of the Credit Agreement and in any other Loan Document are true and correct in all material respects on and as of the Third Amendment Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates and (B) no Default or Event of Default has occurred and is continuing on the Third Amendment Effective Date.
SECTION 4.    Representations and Warranties. In order to induce the Lenders to enter into this Third Amendment and to amend the Credit Agreement in the manner provided herein, each of the U.S. Borrower, the Lux Borrower and Parent represents and warrants as of the Third Amendment Effective Date that, both before and after giving effect to the Third Amendment, the following statements are true and correct in all material respects:
(a)    Power and Authority. Each of the U.S. Borrower, the Lux Borrower, Parent and their Subsidiaries party hereto has all corporate or other organizational power and authority to execute, deliver and perform its obligations under this Third Amendment.

(b)    Authorization. The execution, delivery and performance by each of the U.S. Borrower, the Lux Borrower, Parent and their Subsidiaries party hereto of this Third Amendment has been duly authorized by all necessary corporate or other organizational action.
(c)    No Contravention. The execution, delivery and performance by each of the U.S. Borrower, the Lux Borrower, Parent and their Subsidiaries party hereto of this Third Amendment will not (i) contravene the terms of its charter, by-laws or other organizational documents; (ii) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of the U.S. Borrower, the Lux Borrower or Parent or any of the Subsidiaries (other than as permitted by Section 6.02 of the Credit Agreement) under (A) any contractual obligation to which the U.S. Borrower, the Lux Borrower, Parent or any Subsidiary is a party or affecting the U.S. Borrower, the Lux Borrower, Parent or any Subsidiary or the properties of the U.S. Borrower, the Lux Borrower, Parent or any of their Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the U.S. Borrower, the Lux Borrower, Parent, any Subsidiary or their property is subject; or (iii) violate any applicable Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)    Governmental Approvals. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the U.S. Borrower, the Lux Borrower, Parent or any Loan Party of this Third Amendment, except for those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e)    Enforceability. This Third Amendment has been duly executed and delivered by each of the U.S. Borrower, the Lux Borrower, Parent and each other Loan Party. This Third Amendment constitutes a legal, valid and binding obligation of each of the U.S. Borrower, the Lux Borrower, Parent and each other Loan Party, enforceable against each of the U.S. Borrower, the Lux Borrower, Parent and each other Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity and implied covenants of good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.
SECTION 5.    Reaffirmation of Guarantees and Security Interests. Each of the U.S. Borrower, the Lux Borrower, Parent and each other Loan Party hereto hereby (a) affirms and confirms its guarantees, pledges, grants and other undertakings under the Credit Agreement as amended hereby and by the other Loan Documents to which it is a party, (b) agrees that (i) each Loan Document to which it is a party shall continue to be in full force and effect as amended hereby and (ii) all guarantees, pledges, grants and other undertakings thereunder shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties. With respect to any Loan Party not party to this Third Amendment, the U.S. Borrower shall deliver to the Administrative Agent an executed reaffirmation from such Loan Party addressing the matters set forth in this Section 5 within 45 days of the Third Amendment Effective Date.
SECTION 6.    Effect on the Credit Agreement.

(a)    Except as specifically amended by this Third Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed and this Third Amendment shall not be considered a novation.
(b)    The execution, delivery and performance of this Third Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Lead Arranger or any Agent or Lender under any Loan Document.
(c)    On and after the Third Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as modified by this Third Amendment.
(d)    This Third Amendment shall constitute a Loan Document as defined in the Credit Agreement.
SECTION 7.    Miscellaneous.
(a)    Amendment, Modification and Waiver. This Third Amendment may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.
(b)    Applicable Law. THIS THIRD AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
(c)    Severability. If any provision of this Third Amendment is held to be illegal, invalid or unenforceable in any jurisdiction, the legality, validity and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, of this Third Amendment and the other Loan Documents shall not be affected or impaired thereby.
(d)    Counterparts. This Third Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective. Delivery of an executed counterpart of a signature page of this Third Amendment by telecopy or other electronic imaging (including in .pdf or .tif format) means shall be effective as delivery of a manually executed counterpart of this Third Amendment.
(e)    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed by their respective authorized officers as of the day and year first above written.
WIRECO WORLDGROUP INC.
By: /s/ Christopher L. Ayers
Name: Christopher L. Ayers
Title: President and CEO
By: /s/ Brian G. Block
Name: Brian G. Block
Title: Sr. VP and CFO
WRCA (LUXEMBOURG) HOLDINGS S.Á R.L.
By: /s/ José Gramaxo
Name: José Gramaxo
Title: A Manager
By: /s/ Luca Gallinelli
Name: Luca Gallinelli
Title: B Manager
WIRECO WORLDGROUP (CAYMAN) INC.
By: /s/ Christopher L. Ayers
Name: Christopher L. Ayers
Title: President and CEO

[Loan Party Signature Pages on File with Borrower]

FIFTH THIRD BANK, as Administrative Agent
By: /s/ Jim Esinduy
Name: Jim Esinduy
Title: Vice President

[Lender Signature Pages on File with Administrative Agent]